UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION{PRIVATE}

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☒	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On or after April 21, 2011, the following soliciting materials were sent to the Class B-1 shareholders of CME Group Inc.:

Dear Fellow Member,

It has been my privilege to represent you for the last 12 years on the CME Board and I would like to continue to do so.

As a full time trader, I believe in making the CME Trader Friendly. We need to be mindful of maintaining market liquidity and exploring ways to increase market participation from new parties. At the same time, preserving our current customer base. Furthermore, prices must stay competitive and our operations remain open and transparent. I believe traders are the lifeblood of the exchange. Without risk takers, there would be no exchange.

I am independent, unbiased and have common sense. I have always put the interests of CME first and will continue to do so if re-elected. I have served as a board member since 1998 and am asking for your support in the upcoming election for the CME Group Board of Directors.

Here is a brief synopsis of my personal history as it relates to CME.

I obtained my B.S. from Bradley University in 1965. I then enrolled at John Marshall Law School. During my time in law school, I worked part time as a “chalk board marker” for CME, runner, phone clerk, and salesman for the clearing firms B.J.Lind, Heinold-Rufenacht and Heinold Commodities. I completed my studies at John Marshall, earning my J.D. in 1969.

In 1969 I purchased a CME Membership. I also purchased an ownership interest in Packers Trading Company an existing CME Clearing Firm. As president and majority shareholder in Packers Trading, I oversaw the day to day operations of Packers while servicing our customers from the floor of the exchange. When Packers Trading was dissolved in 2003, I continued trading, as well as exploring outside business interests. I have also served as a Board Member of the Chicago Crime Commission since 2001.

Sincerely,

Bruce Johnson

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.